NEWS RELEASE

Contact:  Beverly L. Armell
(508) 337-5111

HELIX REPORTS THIRD QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, October 20, 2003... Helix Technology Corporation (Nasdaq: HELX) today announced results for the third quarter ended September 26, 2003, reflecting a net loss for the quarter of $9.1 million, or $(0.35) per diluted share, that includes a non-cash charge of $8.6 million, primarily to establish a full valuation allowance against our net deferred tax assets. The net loss for the quarter would have been $0.5 million, or $(0.02) per diluted share without this charge. These results compare with a net loss of $2.2 million, or $(0.08) per diluted share, reported in the third quarter of 2002. Sales for the third quarter of 2003 were $26.0 million, compared with $27.4 million a year ago.

Net loss for the nine months ended September 26, 2003, was $11.9 million or $(0.46) per diluted share. Without the non-cash charge, the net loss was $3.3 million, or $(0.13) per diluted share, compared with a net loss of $10.5 million, or $(0.42) per diluted share, for 2002. Sales for the nine-month period were $74.2 million in 2003 versus $76.8 million in 2002.

Commenting on the third quarter, Helix President and Chief Executive Officer, Robert J. Lepofsky, said, "Our financial performance in the quarter met expectations. We significantly reduced our operating loss on a modest increase in sequential quarterly revenues. Consistent with the action taken by other companies in our sector, accounting convention required the recording of a full valuation allowance against our net deferred tax asset. Looking forward, we believe that the continuing marketplace success of our expanding portfolio of both products and support services will result in a near-term return to profitability. As we come out of the prolonged semiconductor capital equipment industry downturn, we are well positioned to support the expanding needs of our customers and to report increasingly favorable operating results."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

To the extent that this press release contains forward-looking statements, including statements regarding the Company's future performance, such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, including, among others, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in the current depressed industry conditions, the Company's success in sustaining order bookings, and other risks indicated in the Company's filings with the Securities and Exchange Commission. Accordingly, actual results could differ materially from those indicated. The Company assumes no obligation to update the information in this press release.

Continued on Page 2

HELIX REPORTS THIRD QUARTER RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS

	Third Quarter		Nine Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2003	2002	2003	2002

Net Sales	$25,973	$27,395	$74,151	$76,790
Costs and expenses:
Cost of sales	17,133	19,279	49,966	54,473
Research and development	2,333	3,601	7,563	11,085
Selling, general, and administrative	7,577	9,413	22,942	25,986
Litigation settlement costs	--	--	--	2,800

	27,043	32,293	80,471	94,344
Operating loss	(1,070)	(4,898)	(6,320)	(17,554)
Joint venture income	161	263	760	322
Interest and other income	229	270	696	635

Loss before taxes	(680)	(4,365)	(4,864)	(16,597)
Income tax provision (benefit)	8,424	(2,166)	7,065	(6,141)

Net loss	$(9,104)	$(2,199)	$(11,929)	$(10,456)

Net loss per common share:
Basic	$(0.35)	$(0.08)	$(0.46)	$(0.42)

Diluted	$(0.35)	$(0.08)	$(0.46)	$(0.42)

Number of shares used in per share calculation:
Basic	26,099	26,099	26,099	25,105
Diluted	26,099	26,099	26,099	25,105

SUMMARY BALANCE SHEETS

	(unaudited)	(audited)
(in thousands)	09/26/03	12/31/02

Assets
Cash, cash equivalents, and investments	$66,315	$63,319
Accounts receivable	18,445	15,036
Inventories	21,791	23,946
Other current assets	1,562	20,787
Fixed and other assets	34,091	36,383

Total Assets	$142,204	$159,471

Liabilities and Stockholders' Equity
Current liabilities	$24,047	$27,229
Stockholders' equity	118,157	132,242

Total Liabilities and Stockholders' Equity	$142,204	$159,471

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.